SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and among Sun Bancorp, Inc., Vineland, New Jersey (the “Company”) and Sun National Bank, Vineland, New Jersey (the “Bank”), on the one hand, and Dan A. Chila (“Employee”), on the other hand, on this 17th day of August, 2009 (“Agreement Effective Date”).

Employee, the Bank and the Company mutually agree as follows:

1.         As of the Agreement Effective Date, the Employee hereby irrevocably resigns his employment with the Bank and the Company, and Employee’s status as an officer of the Bank, the Company, and any subsidiary of the Bank or the Company, with such resignations to be effective as of December 31, 2009 (“Separation Date”). As of the Agreement Effective Date, the Company and the Bank hereby accept the Employee’s resignations as detailed herein.

2.         The parties acknowledge that they believe in good faith that Employee’s termination of employment with the Company and the Bank is an “involuntary separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”).

3.         Employee shall receive a separation payment from the Company and the Bank in the gross amount of Six-Hundred Fifty-Seven Thousand and Eight-Hundred Fifty-Five Dollars ($657,855.00) [$300k x2 = $600,000; plus $86,783 divided by 3, multiplied by 2 ($57,855)], less required tax withholdings (“Separation Payment”), provided that the Employee fully complies with Employee’s obligations in Sections 4(b) and (c) of the Management Change in Control Severance Agreement, as amended, entered into by and between the Company and Employee on December 18, 2008, incorporated herein by reference, as modified in Paragraph 11 hereof (“Severance Agreement with the Company”) and the Employee’s obligations in Sections 4(b) and (c) of the Management Change in Control Severance Agreement, as amended, entered into by and between the Bank and Employee on December 18, 2008, incorporated herein by reference, as modified in Paragraph 11 hereof (“Severance Agreement with the Bank”) and the Employee’s covenants and agreements in this Agreement. The Separation Payment shall be paid to Employee, or in the event of his death to his estate or beneficiaries, in the form of a lump-sum payment, as of the later of (i) seven (7) days after the expiration of the Revocation Period provided under Paragraph 15, hereinafter, or (ii) the Bank’s first regularly scheduled payroll date occurring immediately following the Separation Date. Employee acknowledges and agrees that the Bank and the Company are making the Separation Payment in full and final settlement of any and all claims and disputes and in lieu of any salary, vacation pay, severance pay, all other compensation, and/or any other amounts which may be due or owing to Employee by the Bank and/or the Company for any periods after the Separation Date, including without limitation amounts provided for in Sections 4(a) of the Severance Agreement with the Bank and/or the Severance Agreement with the Company (collectively “Severance Agreements”) or in accordance with any other agreements with the Company or the Bank which may apply, whether written or oral. Employee further acknowledges and agrees that the Separation Payment is in excess of any amounts Employee may otherwise be due.

4.         Except as otherwise provided in this Agreement or in applicable Company benefit plan documents, all of Employee’s base salary, bonuses, vacation pay, compensation of any kind, and employee benefits (including without limitation group medical and dental insurance, Company-paid club membership, use of Company furnished automobiles and credit cards, and all other benefits of employment) will cease on the Separation Date. The parties further agree that:

(i)        The Company shall continue to pay the premiums necessary to provide to the Employee participation under a life insurance policy for a period of eighteen (18) months following the Separation Date, which policy shall provide for a death benefit in the amount of $400,000 payable to the Employee’s designated beneficiary. The Employee may change the designated beneficiary at any time. The Employee will cooperate with the Company and submit to the requirements of the third-party insurance company on a confidential basis in order to obtain this insurance coverage at best available rates. The parties agree to employ their best efforts to ensure that such insurance coverage has been secured and is in effect as of the Separation Date.

(ii)       The Bank shall pay to Employee the applicable amount for any accrued but unused Paid Time Off, determined as of the Separation Date; such amount shall be paid to Employee on the Bank’s first regular pay date occurring after the Separation Date; provided, however, no payments shall be made for any Paid Time Off leave that was first accrued during calendar years prior to 2009.

(iii)      The Employee and his dependents shall be eligible to continue coverage under the Company’s medical and/or dental insurance reimbursement plans for a period of up to eighteen (18) months after the Separation Date in accordance with the applicable elections under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that the Employee shall be responsible for timely payment of all premium costs for such coverage pursuant to COBRA; provided, however, in the event that the Employee properly elects continuation of such dental coverage, the premium cost of continuation of such dental coverage shall be paid by the Company. The details of such COBRA election will be provided to you separately.

(iv)      Notwithstanding any other provisions of this Agreement to the contrary, Employee has or will receive all salary, other compensation, and employee benefits due Employee through the Separation Date; such payment(s) shall be made by the Bank or the Company (as the case may be) in accordance with their regular pay schedules.

(v)       Following the expiration of the Revocation Period without the Employee revoking the Agreement, the Company shall reimburse Employee up to $5,000 for legal fees incurred by Employee in connection with the negotiation and execution of the Agreement, upon presentation of proof of payment of such fees by Employee.

5.         The parties acknowledge and agree that, as of the Separation Date, a pro rata portion of the awards of 4,558 shares of Company common stock[21/48 or 43.75% = 1,994 shares] and 9,641 shares of Company common stock [10/48 or 20.83% = 2,008 shares], as detailed in the Stock Award Agreements between the Company and the Employee dated March

20, 2008 and February 19, 2009, respectively, shall be deemed earned and non-forefeitable in accordance with Paragraph 4 of each such Award Agreement.

6.         The parties acknowledge and agree that, as of the Separation Date, the Employee will hold certain vested and exercisable stock options to acquire Company stock which have not been exercised (the “Employee Options”). Such Options shall remain exercisable following the Separation Date for the remaining term of the Employee Options without regard to any prior termination of employment, as detailed below:

(i)        1997 Stock Option Plan award of 8,143 Incentive Stock Options @ $4.30 on 4-10-2000 that are exercisable through 4-10-2010 (Award #173).

(ii)       1997 Stock Option Plan award of 7,755 Incentive Stock Options @ $4.84 on 12-21-2000 that are exercisable through 12-21-2010 (Award #174).

(iii)      2002 Stock Option Plan award of 57,332 Incentive Stock Options @ $8.09 on 1-23-2002 that are exercisable through 1-23-2012 (Award #175).

(iv)      2002 Stock Option Plan award of 90,411 Non-Qualified Stock Options @ $8.09 on 1-23-2002 that are exercisable through 1-23-2012 (Award #176).

(v)       2004 Stock-Based Incentive Plan award of 13,230 Incentive Stock Options @ $14.70 on 7-19-2007 that are exercisable through 7-19-2017 (Award #629) of which 4,410 options will notbecome exercisable if the Separation Date is prior to 7-19-2010, absent a Change in Control of the Company or the death or disability of the Employee prior to such Separation Date.

Employee authorizes the Company to make any amendments to applicable plan documents that are deemed necessary to reflect the terms of this Paragraph 6. The remaining terms of the applicable plan documents shall govern such Employee Options. Employee acknowledges that the foregoing are all of the current outstanding stock option awards received from the Company. The Company represents and warrants that it already has taken, or prior to the Separation Date it will take, such actions as may be required by the Board of Directors or its Compensation Committee, to approve such amendments to the respective Stock Option Award Agreements to authorize such continued exercisability of such Employee Options for the initial term of such options without regard to any prior termination of employment by the Employee. The parties acknowledge that any such Employee Options that are not exercised within three months following the Separation Date shall thereafter be deemed options that do not qualify as incentive stock options in accordance with Code Section 422.

7.         In consideration jointly and severally for the Separation Payment provided in Paragraph 3 of this Agreement to the Employee by the Company and/or the Bank and the performance of the other obligations of the Company and the Bank under this Agreement, Employee voluntarily and knowingly waives, releases, and discharges the Company and the Bank, and their predecessors, successors, parent companies, subsidiaries, and in their capacities as such and/or otherwise arising from or relating to their relationships with the Company and/or the Bank, their respective investors, affiliates, assigns, officers, administrators, employees, former employees, directors, former directors, trustees, plan administrators, plans, fiduciaries, shareholders, partners, representatives, attorneys, agents, and insurers (other than in respect of applicable directors’ and officers’ liability coverage and any medical/dental coverage under the Company’s employee benefit plans, if applicable) (collectively, “Released Parties”) from all claims, liabilities, demands, and causes of action, known or unknown by Employee, fixed or contingent, which Employee may have or claim to have against any of them as a result of Employee’s employment and/or termination from employment and/or as a result of any other matter, action, or inaction concerning or relating to any of them arising through the date of the Employee’s execution of this Agreement. Employee agrees not to file a lawsuit or commence an arbitration to assert any such claims, but Employee is not waiving any right to file a complaint with a government agency or to seek unemployment compensation or workers’ compensation benefits, if any. Employee’s waiver, release and discharge includes, but is not limited to:

(a)       claims arising under federal, state, or local laws prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act (for claims arising through the date of Employee’s execution of this Agreement), the National Labor Relations Act, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, and the New Jersey Law Against Discrimination,

(b)	claims for breach of contract,

(c)       claims for personal injury, harm, or other damages (whether intentional or unintentional including, without limitation, negligence, defamation, misrepresentation, fraud, intentional infliction of emotional distress, invasion of privacy, and other such claims),

(d)       claims growing out of any legal restrictions on the Bank or the Company’s right to terminate their employees,

(e)       except as provided herein, claims for wages or any other compensation, including but not limited to any claim for severance pay, other compensation, and/or any other amounts under the Severance Agreements or any other policy, plan or arrangement of the Bank or the Company, whether written or oral,

(f)        claims for benefits or compensation under any Supplemental Executive Retirement Plan, deferred compensation arrangement or similar plan of the Bank or the Company that may have been proposed or discussed from time to time but was never executed in written form by the parties and reflected in the Company’s financial statements as set forth in the Company’s reports as filed with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended,

(g)       any other claims for benefits (except for vested benefits under the Company’s qualified retirement plans, continuation benefits as permitted by COBRA under the Company’s group health plan and stock options and stock awards under the agreements referenced in Sections 5 and 6 herein (collectively, the “Plan Documents”)) including, without limitation, those arising under the Employee Retirement Income Security Act of 1974, as amended,

(h)	claims arising under the Sarbanes-Oxley Act, or

(i)        claims relating to or arising under any laws of any governmental body in the United States or elsewhere. To the extent permitted by law, Employee agrees that Employee will not cause or encourage any future legal proceedings to be maintained or instituted against any of the Released Parties, and will not participate in any manner in any legal proceedings against any of the Released Parties, with respect to any claims released under this Paragraph. To the extent permitted by law, Employee agrees that Employee will not accept any remedy or recovery arising from any charge filed or proceedings or investigation conducted by the Equal Employment Opportunity Commission or by any state or local human rights or employment rights enforcement agency relating to any of the matters released in this Agreement.

The parties agree that the release provided by Employee in this Agreement does not include a release for (i) claims under the Age Discrimination in Employment Act arising after the date of the Employee’s execution of this Agreement, (ii) any right Employee may have to enforce this Agreement and the Plan Documents, or (iii) Employee’s eligibility for indemnification in accordance with applicable laws or the certificate of incorporation and by-laws of the Company or the Bank, or any applicable insurance policy related to such indemnification.

8.         In consideration of the performance of the obligations of Employee under this Agreement, the Company and the Bank, on behalf of themselves and their respective predecessors, successors, parent companies and subsidiaries (collectively, with the Company and the Bank, the “Company Releasors”) voluntarily and knowingly waive, release, and discharge Employee, his heirs and legal representatives from all claims, liabilities, demands, and causes of action, known or unknown by any of the Company Releasors, fixed or contingent, which any of the Company Releasors may have or claim to have against Employee, his heirs or legal representatives as a result of Employee’s employment and/or termination of employment and/or as a result of any other matter, action, or inaction concerning or relating to Employee arising through the date of the signatures of the Company and the Bank on this Agreement, except for Employee’s breach, if any, of this Agreement or the Severance Agreements (as amended, by Paragraph 11, hereinafter) to the extent incorporated by reference herein. The Company and the Bank agree, on behalf of themselves and the other Company Releasors, not to file a lawsuit or commence an arbitration to assert any claims released hereby.

9.         (a)       Employee shall not make any statements that disparage the Company, the Bank, or any subsidiary of such entities, or the business practices of the Company, the Bank or any subsidiary of such entities. The Company and the Bank agree that the officers and directors of the Company and the Bank shall not make any statements that disparage Employee or the business practices of Employee.

(b)       Notwithstanding the foregoing, nothing in this Paragraph 9 shall prevent any person from making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including but not limited to, the enforcement of this Agreement or (ii) required by law or by any court, arbitrator, mediator or administrative legislative body (including any committee thereof) with apparent jurisdiction over such person. The parties agree that to the extent practicable to provide written notice within two (2) business days after receipt of any demand, process or subpoena which relates in any way to such confidential information and only to provide such information to the extent it is subject to legal compulsion.

(c)       The parties agree that in any statement or in response to any inquiry regarding Employee’s separation from employment, they shall state only that Employee has resigned from the Company to pursue other opportunities. To the extent practical, the Company will not issue any written statements or announcements with respect to the Employee’s termination of employment without providing the Employee with prior notice and an opportunity to review such statements. Employee and the Company acknowledge that the Company will be required to disclose this Agreement and its terms in its public filings with the Securities and Exchange Commission (SEC).

(d)       The parties agree that the restriction on making “public statements” (as that term is used in the Severance Agreements, paragraph(s) 4(c)(iv)) shall not preclude the Employee from acknowledging his period of employment with the Company and the Bank and his job duties and responsibilities, but it shall preclude him from making statements commenting on or evaluating the performance, operations or business strategies of the Bank, the Company, and/or their respective operations, personnel or management, or that reveal confidential or proprietary information of the Bank or Company, or that are intended for publication.

10.       Employee agrees not to seek reemployment or future employment with the Company or the Bank.

11.       (a)       Employee reaffirms and agrees to fully comply with Employee’s obligations at Sections 4(b) and 4(c) of the Severance Agreement with the Company and the Severance Agreement with the Bank, each as modified in accordance with Paragraph 11 of this Agreement (collectively, the “Designated Provisions”). Employee agrees that these Designated Provisions are also incorporated into and made a part of this Agreement.

(b)       Notwithstanding anything herein or in the Severance Agreements to the contrary, the parties hereby agree that the provisions of Section 4(c)(i) [non-compete] and (ii) [geographic limitations on competitive employment] of the Severance Agreements shall be applicable for a period of one year following the Separation Date; provided, however, the Employee may request a waiver from the Company and the Bank with respect to the limitations of Section 4(c)(ii) on a case by case basis at any time, and the Company and the Bank hereby agree that such written approval of such request shall not be unreasonably withheld. Notwithstanding anything herein or in the Severance Agreements to the contrary, the parties hereby agree that the provisions of Section 4(c)(iii) [non-solicitation of employees] and (iv) [no public statements] of the Severance Agreements shall be applicable for a period of two years following the Separation Date.

(c)       If Employee breaches any of Employee’s obligations in the Separation Agreements or in this Agreement, then in addition to the legal remedies the Company and/or the Bank may seek, the payment of any remaining Separation Payment and other obligations of the Company and/or the Bank under this Agreement shall immediately cease and the Company and the Bank shall have no further payment obligations to Employee under Sections 3, 4, 5 and 6 of this Agreement; provided, however, such cessation of payments by the Company and/or the Bank shall not relieve the Employee from his obligations under the Agreement whether or not yet performed, nor will it excuse any deficiencies or breach (whether prior or future) by the Employee. Employee acknowledges and agrees that irreparable injury will result to the Company and the Bank in the event of a breach of any of the Designated Provisions and that the Company and the Bank will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy the Company and the Bank may have available to them, the Company and the Bank shall be entitled to the entry of a preliminary and a permanent injunction (including, without limitation, specific performance by a court of competent jurisdiction located in Cumberland County, New Jersey, or elsewhere), to restrain the violation or breach thereof by Employee, and Employee hereby agrees that he shall submit to the jurisdiction of such court in any such action.

(d)       The Bank and the Company acknowledge and agree that irreparable injury will result to the Employee in the event of a breach by Bank or Company of their obligations pursuant to paragraph 9(a) of this Agreement, and that Employee will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach by Bank and/or Company, and in addition to any other legal or equitable remedy the Employee may have available to him, Employee shall be entitled to the entry of a preliminary and a permanent injunction (including, without limitation, specific performance by a court of competent jurisdiction located in Cumberland County, New Jersey, or elsewhere), to restrain the violation or breach thereof by Company or Bank, and Company and Bank hereby agree that they shall submit to the jurisdiction of such court in any such action.

12.       Not later than the Separation Date, the Employee shall immediately surrender to the Company and the Bank all documents, business records, files, data, analyses, electronic files, and computer diskettes in Employee’s custody, possession, or control relating directly or indirectly to the business of the Bank or the Company (hereinafter “Documents”) and all copies thereof, along with all equipment and other property of the Company or the Bank (such as without limitation, credit cards, office keys, computers and Company automobiles) in Employee’s custody, possession, or control. All such Documents, equipment and other property shall at all times remain the property of the Company and the Bank, and Employee represents and acknowledges that Employee has no claim or right title or interest in the property or assets of the Company or the Bank. Anything to the contrary notwithstanding, Employee shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) copies of information showing his compensation or relating to reimbursement of expenses, (iii) copies of information that he reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements relating to his employment or termination thereof, with the Company and the Bank.

13.       Following the Separation Date, Employee shall make himself available without further compensation at reasonable times during normal business hours and upon reasonable prior notice for meetings, consultations, or other activities concerning the general business accounting, financial reporting and records of the Company and the Bank to facilitate the timely completion of the Company’s and the Bank’s audited financial statements for the fiscal year ending December 31, 2009 and the preparation of the Company’s Annual Report on Form 10-K, and the transition of a new chief financial officer as requested by the Company or the Bank. In no event shall such time requirement by the Employee exceed more than ten (10) hours per month from January 2010 through March 2010. In the event that the Company wishes to engage the services of the Employee in excess of such ten hour per month level, the parties will discuss such requirements and mutually agree upon a separate compensation arrangement with respect to such matters. Notwithstanding the foregoing, in the event that the Company or the Bank is involved in any pending or threatened litigation or dispute regarding matters of which Employee has specific knowledge prior to the Separation Date based upon his service as an employee or officer of the Company, the Bank, or related entities, the Employee shall make himself available without further compensation at reasonable times during normal business hours and upon reasonable prior notice for meetings and consultations. The Company will reimburse Employee for all reasonable and documented travel costs and other expenses incurred by him in connection with the performance of his obligations under this Section 13.

14.       Employee understands and agrees to keep the terms of this Agreement, which are not otherwise publicly available by reason other than his breach of this Paragraph 14, private and confidential and not to discuss or disclose any of the terms of this Agreement with any person or entity. Anything to the contrary notwithstanding, Employee may make such disclosure (i) to the extent necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (ii) when disclosure is requested by tax authorities or is otherwise required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order Employee to disclose or make accessible any information, (iii) to his legal, financial and tax advisors and immediate family members for the purpose of considering or enforcing the terms of this Agreement (provided that such individuals maintain the confidentiality of this Agreement) or (iv) to any prospective employer but only to the extent necessary to inform such employer concerning any restrictions, or lack thereof, on Employee’s ability to perform services for such employer.

15.       Employee has the right to discuss all aspects of this Agreement with a private attorney, has been encouraged to do so by the Company and the Bank, and has done so to the extent Employee desired. Further, Employee has up to twenty-one (21) days to sign this Agreement after Employee receives it in order for him to review and consider all of its terms. This Agreement may be revoked by Employee in writing to the Company and the Bank within seven (7) days after Employee signs it (“Revocation Period”), and it shall not become effective or enforceable until after the Revocation Period has expired. If this Agreement is not signed by Employee within the twenty-one (21) day period and immediately returned thereafter to the Company and the Bank, the Agreement automatically is revoked and is null and void. However, notwithstanding any provisions in this Paragraph 15 to the contrary, Employee’s resignation from positions with the Company and the Bank described in Paragraph 2 is final and irrevocable and shall not be affected in any way by a revocation under this Paragraph 15.

16.       Employee has carefully read and fully understands all of the terms of this Agreement. Employee agrees that this Agreement and, as applicable, the Plan Documents, set forth the entire agreement among the Company, the Bank and Employee. Notwithstanding the preceding sentence, the Company, the Bank, and Employee agree and acknowledge that Employee’s obligations in Sections 4(b) and (c) of the Severance Agreements, as modified herein at Paragraph 11 above, the arbitration provision in Section 11 of the Severance Agreements, and any indemnification obligations of the Company or the Bank under their bylaws, certificate of incorporation, charters or other governing documents continue to be in force and effect and are not superseded by this Agreement. Employee, the Company and the Bank acknowledge that such person or entity has not relied upon any representations or statements, written or oral, not set forth in this Agreement. Employee further acknowledges and agrees that the Company, the Bank and their representatives and counsel have not made any representations to Employee regarding Employee’s tax liability under applicable federal, state or local laws, if any, for payments and benefits described in this Agreement.

17.       The parties agrees that the consideration given by each to the other in this Agreement and the promises made by each to the other in this Agreement are to compromise potential and/or disputed claims or assertions, avoid litigation, and buy peace and shall act as full and final settlement of all such claims between the parties, whether asserted or unasserted. The parties further agrees that this Agreement and the consideration given by each of them are not and shall not constitute an admission of any liability or wrongdoing by any of them and all such liability and wrongdoing are expressly denied. The Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim, charge, complaint, or action against the Company or the Bank with any municipal, state or federal agency or court or any other forum charged with the enforcement of any law or regulation. The Employee affirms that Employee has no known workplace injuries or occupational diseases. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that the Company and the Bank may make revisions to the benefits or compensation programs and agreements applicable to its executive officers from time to time in the ordinary course of business, and any such changes to such programs or agreements that may occur during the period after the date of the Employee’s execution of the Agreement and ending as of the Separation Date shall not give rise to any claim or cause of action for which the Employee may assert a claim that is not otherwise subject to waiver, release and discharge in accordance with the Agreement, and the parties agree that any such revisions to such benefits and compensation programs and agreements are included in the matters considered compensated for and settled by the consideration set forth in the Agreement in accordance with this Paragraph 17 of the Agreement..

18.       No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by all parties.

19.       The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

20.       This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company or the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company or the Bank. This Agreement shall inure to the benefit of, and shall be binding on, Employee and Employee’s heirs, beneficiaries and assigns. Employee shall be precluded from assigning his rights or duties hereunder without first obtaining the written consent of the Company and the Bank, except for any assignment of his entitlements to his heirs and beneficiaries.

21.       This Agreement shall be governed by and interpreted under the laws of the State of New Jersey without regard to conflict of laws.

22.       This Agreement shall be governed by the arbitration provisions in Sections 11 of the Severance Agreements. The parties agree that except as provided in Paragraph 11 of this Agreement and in Sections 4(c)(v) of the Severance Agreements, any controversy or claim arising out of or relating to this Agreement and/or the Severance Agreements, or the breach thereof, shall be settled exclusively by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of the Company or the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent the parties may otherwise reach a mutual settlement of such issue.

23.       All notices to the Company and the Bank required by this Agreement, such as for example the revocation notice, if any, in Paragraph 15, shall be addressed and sent to Ms. Michele Estep, Executive Vice President and Chief Administrative Officer, Sun Bancorp, Inc. and Sun National Bank, 226 Landis Avenue, Vineland, New Jersey 08360.

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NOTICE:       BY SIGNING THIS AGREEMENT, YOU ARE WAIVING CLAIMS AGAINST THE BANK AND THE COMPANY, INCLUDING BUT NOT LIMITED TO CLAIMS AND/OR RIGHTS YOU MAY HAVE WITH RESPECT TO YOUR EMPLOYMENT WITH THE BANK AND THE COMPANY AND TERMINATION THEREFROM. EXCEPT AS SPECIFICALLY PROVIDED HEREIN, YOUR SIGNATURE ON THIS AGREEMENT ALSO INDICATES YOUR AGREEMENT TO SUBMIT ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR THE SEVERANCE AGREEMENTS, OR THE BREACH THEREOF, TO ARBITRATION.

AGREED AND ACCEPTED on this 17th day of August, 2009.

/s/ Dan A. Chila
Dan A. Chila

AGREED AND ACCEPTED on this 17th day of August, 2009.

Sun National Bank

By:	/s/ Thomas X. Geisel
Name:	Thomas X. Geisel
Title:	President and Chief Executive Officer

AGREED AND ACCEPTED on this 17th day of August, 2009.

Sun Bancorp, Inc.

By:	/s/ Thomas X. Geisel
Name:	Thomas X. Geisel
Title:	President and Chief Executive Officer

August 17, 2009

Ms. Michele Estep

Executive Vice President

and Chief Administrative Officer

Sun National Bank

226 Landis Avenue

Vineland, New Jersey 07360

Re:	Letter of Resignation

Dear Michele:

I hereby resign any and all positions I hold with Sun Bancorp, Inc. and Sun National Bank, including but not limited to any positions as an employee, officer, or agent of these entities. This resignation is effective December 31, 2009 and is final and irrevocable for all purposes.

Sincerely,

/s/ Dan A. Chila
Dan A. Chila

ATTACHMENT A